UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 5, 2006
Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 755-2400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 5, 2006, Crown Media Holdings, Inc. (the “Company”) announced the sale of domestic rights and certain international ancillary rights to its library of approximately 620 television movies, mini-series and series (the “Crown Library”) to RHI Enterprises LLC (“RHI”).   The Purchase and Sale Agreement between the parties (the “Transaction Agreement”) provides for RHI’s acquisition of the Company’s membership interests in Crown Media Distribution, LLC, (“Crown Distribution”), the entity which owns the Crown Library, for $160 million, subject to a purchase price adjustment.  The purchase price will be adjusted in the amount by which accounts receivable from Crown Library at closing are either greater or less than $16,535,000, after further adjustments for doubtful accounts, trade payables, cash receipts and current liabilities.

The assets sold to RHI as part of Crown Distribution include all accounts receivable and rights and obligations under existing domestic licenses to which Crown Distribution is a party, as well as the copyright interests in the Crown Library films, interests in the underlying production agreements and physical film materials.  The Company will retain the obligation to pay residuals and profit participations based on the domestic exploitation of the Crown Library by RHI for a period of ten years following the closing of the sale.  The cost to the Company of paying these residuals will depend on the level of library sales during this period.

As part of the transaction, Hallmark Cards Incorporated and the Company have entered into an “Intercreditor Agreement” with RHI providing that in the event of bankruptcy of the Company or similar events, the above-mentioned residual and participation obligations that exceed $25 million, if any, will be paid before any loan, debt or other credit extension payable by the Company to Hallmark Cards.

The Company will continue to have the right to exhibit 69 movies and 9 mini-series from the Crown Library on the Hallmark Movie Channel for a period of two years from closing, for which it will pay a total license fee of $100,000.

Completion of the transaction is subject to termination of a Crown Library license agreement of May, 2006 with a major studio.  Under the terms of that license agreement, the Company will be obligated to refund a $6 million distribution advance upon the termination.  The transaction is also subject to other customary closing conditions including approval by the applicable regulatory authorities and the release of bank liens on the Crown Distribution assets.

The Transaction Agreement contains customary representations and warranties of the parties, indemnification and termination provisions.

The Company has other existing agreements with RHI Entertainment LLC, an affiliate of RHI, and one of its subsidiaries.  One of these agreements is a film asset service agreement under which RHI Entertainment LLC provides services to Crown Distribution related to the administration, distribution and other exploitation of the Crown Library.  This agreement will be terminated upon closing of the transaction.  The Company also licenses programming for distribution in the United States from RHI Entertainment Distribution LLC and has done so since 1998.  These agreements are described in the Company’s Form 10-Q for the quarter ended June 30, 2006 and the Company’s definitive proxy statement (dated May 30, 2006) for the 2006 annual meeting of stockholders.

Management of the Company anticipates that it will be necessary to recognize an impairment of the value of its film assets, as shown on its balance sheet of as June 30, 2006, and is currently reviewing this matter and the amount of any impairment.

The Transaction Agreement and the Intercreditor Agreement are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.  The descriptions of the Transaction Agreement and the Intercreditor Agreement contained herein are qualified in their entirety by reference to the agreement.

ITEM 9.01              FINANCIAL STATEMENTS AND EXHIBITS.

(d)           A list of exhibits filed herewith is contained on the Exhibit Index, which immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date October 6, 2006	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
10.1	Purchase Agreement, dated as of October 3, 2006, by and among Crown Media Holdings, Inc., CM Intermediary, LLC, Crown Media Distribution, LLC and RHI Enterprises, LLC
10.2

Intercreditor Agreement, dated as of October 3, 2006, by and among Hallmark Cards, Incorporated, Crown Media Holdings, Inc. and CM Intermediary, LLC, Crown Media Distribution, LLC and RHI Enterprises, LLC